Exhibit 99.1

California Pizza Kitchen Announces Financial Results for the Fourth Quarter and Fiscal Year Ended December 30, 2007

Management Updates Fiscal 2008 Guidance To Include Accelerated Stock Repurchase

LOS ANGELES--(BUSINESS WIRE)--California Pizza Kitchen, Inc. (Nasdaq:CPKI) today reported revenues and net income for the fourth quarter and fiscal year ended December 30, 2007.

Highlights for the fourth quarter of 2007 relative to the same quarter a year ago were as follows:

  Total revenues grew approximately 11.6% to $162.9 million
  Comparable restaurant sales increased 1.8%
  Net income of $4.8 million, or $0.17 per diluted share

Highlights for fiscal year 2007 relative to fiscal year 2006 were as follows:

  Total revenues grew approximately 14.1% to $632.9 million
  Comparable restaurant sales increased 3.8%
  Net income of $16.2 million, or $0.55 per diluted share, including $0.21 per diluted share in charges primarily related to CPK/ASAP store closures

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., stated, "Despite the current economic environment, California Pizza Kitchen has the advantage of being a premier global brand, capable of meaningful expansion in the U.S. and abroad. Domestically, we will continue to develop full service restaurants with particular focus on high visibility locations. We will also continue to build our relationship with Kraft, particularly with the introduction of exciting new products, and plan to expand our airport presence with additional franchised CPK/ASAP restaurants operated by HMSHost.” Rosenfield and Flax continued, “Internationally, we are committed to partnering with high-quality franchisees who are capable of safeguarding our brand equity and pursuing long-term unit growth. This is another important, high-margin business for shareholders and one we believe has significant potential.”

Rosenfield and Flax concluded, “As a public company, our responsibility is to enhance long-term shareholder value and we believe our recently announced accelerated stock repurchase demonstrates our commitment to that effort. By returning capital to shareholders in this fashion, we expect our earnings to be positively impacted by approximately $0.02 in 2008. Combined with the growth of our core domestic and international revenue streams we are confident in our ability to drive long-term shareholder value.”

Average weekly sales for the Company's 183 full service restaurants increased 0.9% to $66,438 for the fourth quarter of 2007 compared to $65,858 for the same quarter last year.

For the fourth quarter of 2007, the Company added seven full service restaurants in San Bernardino, California; Clinton Township, Michigan; Stamford, Connecticut; Mesa, Arizona; Leawood, Kansas; Brandon, Florida; and Las Vegas, Nevada. In addition, the Company’s international franchise partners Global Restaurant Concepts Inc. and Iris Co. Ltd. each added one full service restaurant in Makati City, Philippines and Seoul, South Korea, respectively.

The Company updated its previous earnings guidance for fiscal 2008 to include the recently announced accelerated stock repurchase as follows:

  Comparable restaurant sales of negative 1.0% to 0.0%
  Approximately 12 to 13 full service restaurants
  A minimum of six international full service franchise restaurants
  A minimum of four domestic CPK/ASAP franchise restaurants
  One LA Food Show restaurant
  Earnings of $0.56-$0.62 per diluted share, including approximately $0.02 accretion related to the accelerated stock repurchase

The Company will host a conference call today at approximately 4:30 pm ET. A webcast of the conference call can be accessed at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.37. As of February 14, 2008 the company operates, licenses or franchises 236 locations, of which 197 are company-owned and 39 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate" and similar words.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Selected Unaudited Consolidated Financial and Operating Data
(Dollars in thousands, except for per share and operating data)

	Quarter Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006

Statement of Income:

Revenues:
Restaurant sales	$160,223	$143,972	$624,324	$547,968
Royalties from Kraft licensing agreement	1,660	1,255	4,710	3,691
Domestic franchise revenues	606	519	2,460	2,138
International franchise revenues	443	225	1,390	804
Total revenues	162,932	145,971	632,884	554,601

Costs and expenses:
Food, beverage and paper supplies	40,101	35,686	153,954	135,848
Labor (1)	58,090	52,103	228,664	199,744
Direct operating and occupancy	33,736	29,460	124,476	108,558
Cost of sales	131,927	117,249	507,094	444,150

General and administrative (2)	11,563	10,670	48,391	43,320
Depreciation and amortization	10,166	8,061	37,146	29,489
Pre-opening costs	2,608	4,419	7,167	6,964
Store closure costs	-	707	9,269	707

Total costs and expenses	156,264	141,106	609,067	524,630

Operating income	6,668	4,865	23,817	29,971

Other (expense) income, net:
Interest expense	(244)	-	(362)	-
Interest income	35	52	289	718
Total other (expense) income, net	(209)	52	(73)	718

Income before income tax provision	6,459	4,917	23,744	30,689
Income tax provision	1,614	1,186	7,578	9,689
Net income	$4,845	$3,731	$16,166	$21,000

Net income per common share:
Basic	$0.17	$0.13	$0.56	$0.72
Diluted	$0.17	$0.13	$0.55	$0.70

Shares used in computing net income per common share (in thousands) (3):

Basic	28,365	28,591	28,843	29,118
Diluted	28,628	29,457	29,609	29,818

Operating Data:
Locations open at end of period	231	205	231	205
Company-owned full service restaurants open at end of period
	183	166	183	166
Average weekly company-owned full service restaurant sales
	$66,438	$65,858	$67,461	$65,406
18-month comparable company-owned restaurant sales increase
	1.8%	6.9%	3.8%	5.9%

(1) Labor expense for the three and twelve months ended December 30, 2007 includes approximately $218,000 and $849,000 of stock-based compensation, respectively, compared to $210,000 and $917,000 in the three and twelve months ended December 31, 2006, respectively.

(2) General and administrative expense for the three and twelve months ended December 30, 2007 includes approximately $985,000 and $5.8 million of stock-based compensation, respectively, compared to $1.1 million and $5.0 million in the three and twelve months ended December 31, 2006, respectively.

(3) Includes effect of 3-for-2 stock split effective June 19, 2007.

	Quarter Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006

Statement of Income Percentages (1):

Revenues:
Restaurant sales	98.3%	98.6%	98.6%	98.8%
Royalties from Kraft licensing agreement	1.0%	0.9%	0.8%	0.7%
Domestic franchise revenues	0.4%	0.3%	0.4%	0.4%
International franchise revenues	0.3%	0.2%	0.2%	0.1%
Total revenues	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Food, beverage and paper supplies	25.0%	24.8%	24.7%	24.8%
Labor (2)	36.3%	36.2%	36.6%	36.5%
Direct operating and occupancy	21.0%	20.4%	19.9%	19.8%
Cost of sales	82.3%	81.4%	81.2%	81.1%

General and administrative (3)	7.1%	7.3%	7.6%	7.8%
Depreciation and amortization	6.2%	5.5%	5.9%	5.3%
Pre-opening costs	1.6%	3.0%	1.1%	1.3%
Store closure costs	0.0%	0.5%	1.5%	0.1%

Total costs and expenses	95.9%	96.7%	96.2%	94.6%

Operating income	4.1%	3.3%	3.8%	5.4%

Other (expense) income, net:
Interest expense	(0.1)%	0.0%	0.0%	0.0%
Interest income	0.0%	0.0%	0.0%	0.1%
Total other (expense) income, net	(0.1)%	0.0%	0.0%	0.1%

Income before income tax provision	4.0%	3.4%	3.8%	5.5%
Income tax provision	1.0%	0.8%	1.2%	1.7%
Net income	3.0%	2.6%	2.6%	3.8%

(1) Percentages are expressed as a percentage of total revenues, except for cost of sales which is expressed as a percentage of restaurant sales.

(2) Labor percentage includes approximately 20 and 10 basis points of stock-based compensation in the three and twelve months ended December 30, 2007, respectively, compared to 20 basis points in each of the three and twelve months ended December 31, 2006.

(3) General and administrative percentage includes approximately 60 and 90 basis points of stock-based compensation in the three and twelve months ended December 30, 2007, respectively, compared to 80 and 90 basis points in the three and twelve months ended December 31, 2006, respectively.

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

Selected Consolidated Balance	December 30,	December 31,
Sheet Information	2007	2006

Cash and cash equivalents	$10,795	$8,187
Total assets	366,211	310,513
Total debt	21,000	-
Stockholders' equity	219,519	208,343
California Pizza Kitchen, Inc.
Units Summary

	Total Units at				Total Units at
Fourth Quarter 2007	September 30, 2007	Opened	Acquired	Closed	December 30, 2007
Company-owned full service domestic	176	7	-	-	183
Company-owned ASAP domestic	10	-	-	1	9
Company-owned LA Food Show	1	-	-	-	1
Franchised domestic	17	-	-	-	17
Franchised international	16	2	-	-	18
Sports and entertainment venues	3	-	-	-	3
Total	223	9	-	1	231

CONTACT:
California Pizza Kitchen, Inc.
media, Sarah Grover
investors, Sue Collyns
310-342-5000